Exhibit 10.8
German American Bancorp, Inc.
Director Compensation Arrangements
For the Service Period July 1, 2022 to June 30, 2023

German American Bancorp, Inc. (the “Company”) compensates the non-employee members of its Board of Directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year.
Following a recommendation made by the Board’s Governance/Nominating Committee, the Board approved a $25,000 annual cash retainer for the services of each non-employee director during the twelve-month service period commencing as of July 1, 2022, plus, in the case of the Chairman of the Board, the lead independent director of the Board and certain Board committee chairs, a supplemental cash retainer in the amounts described below. The cash retainers are deemed earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the new service period.

The supplemental annual cash retainers to be paid for leadership roles during the twelve-month service period commencing July 1, 2022 include: (a) $15,000 to the Chairman of the Board; (b) $15,000 to the Board’s lead independent director; (c) $8,500 to the Chair of the Board’s Audit Committee; (d) $5,000 to the Chair of the Board’s Governance/Nominating Committee; (e) $5,000 to the Chair of the Board’s Compensation/Human Resources Committee; and (f) $5,000 to the Chair of the Board’s Credit Risk Management Committee.

In addition, the Company will pay to each non-employee director an attendance fee of $850 for each meeting of the Board or any Board committee that he or she attends during the service period and, to the extent applicable, an additional (a) $850 for each meeting that he or she attends of the board of directors of (i) German American Bank (the Company’s bank subsidiary) or any committee or regional advisory board thereof, and (ii) German American Insurance, Inc., and (b) $425 for each meeting that he or she attends of (i) the board of directors of German American Investment Services, Inc., and (ii) the Wealth Advisory (Trust) Oversight Committee. Members of the Board who attend sessions of the Board of the Company or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bank) or of committees of that subsidiary’s board of directors will receive a single meeting fee of $850 for the combination of the two concurrent meetings.

Additionally, those non-employee directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, will be paid a $50 travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.

Finally, at its regular meeting held in December 2022, the Board considered the award of additional retainers as contemplated by earlier Board action, and determined to grant $24,976.25 in value of Restricted Stock of the Company (the “Award”) as an additional retainer to each of the current non-employee members of the Board under the Company’s 2019 Long-Term Equity Incentive Plan. Accordingly, 689 shares of Restricted Stock of the Company (restricted as to transferability and vesting under the terms of the resolutions granting the Awards) were issued to the Company’s twelve (12) non-employee directors effective as of the close of business on December 19, 2022, or an aggregate of 8,268 shares.

Under the terms of the Award resolutions (and except as modified for directors Mark A. Schroeder and Chris A. Ramsey as indicated below), none of the grants of Restricted Stock will be transferable prior to December 31, 2023, and each Award will be (i) fully forfeited and all shares issued under the Award will be cancelled should the holder of the Award not continue in service as a director of the Company through December 31, 2023 for any reason other than death or disability, and (ii) subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person at least 75% of the aggregate number of meetings of the Board and the other corporate, subsidiary or affiliate boards and committees on which he or she was a member during the period commencing on January 1, 2023 through December 31, 2023, or fail to attend (other than by reason of disability, illness or bona fide emergency) the Company’s annual meeting of shareholders held in 2023.

In the cases of Mr. Schroeder (who is ineligible to stand for re-election at the 2023 annual meeting as a result of reaching the retirement age set forth in the Company’s Bylaws) and Mr. Ramsey (who informed the Company that he will not stand for re-election at the 2023 annual meeting), the Award resolutions specify (in lieu of the December 31, 2023 measurement date specified above) the date of May 18, 2023, as the date for measuring vesting of the Award, which date is the scheduled date of the annual meeting of shareholders at which the successors of Mr. Schroeder and Mr. Ramsey, if any, will be elected.